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                                                                   EXHIBIT 10.22


                                     IN THE
                         LOUISIANA GAMING CONTROL BOARD

---------------------------------

IN RE: Horseshoe Entertainment,     :
a Louisiana limited partnership     :
Licensee                            :
                                    :
License No.: R010800198             :
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                                   STIPULATION

        NOW COMES Horseshoe Entertainment, a Louisiana limited partnership ("Horseshoe"), Licensee, and the Louisiana Department of Public Safety and Corrections, Office of Louisiana State Police, Casino Gaming Division ("Division"), each duly represented by counsel who respectfully represent:

        I.      Background.

                A. This matter is before the Louisiana Gaming Control Board ("Board") pursuant to its authority to consider renewals of licenses and the conditional renewals it has previously granted in these matters.

                B. Horseshoe became licensed with an effective date of November 22, 1993 and this Honorable Board on October 20, 1998, (effective November 22, 1998) and on October 19, 1999, (effective November 22,
        1999) conditionally renewed the license at issue in these proceedings, and the business has acquiesced in and operated pursuant to these Conditional Renewals, which is now before the Board for further consideration.

                C. The delay in conducting renewal hearings for all Louisiana riverboat


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        gaming licensees was primarily due to the determination of the Division and the Board that thorough investigations were needed to insure the integrity of the licensees and gaming in the State of Louisiana. This undertaking was deemed necessary for all licensees due to circumstances of the original licensing process for the Louisiana Riverboat Gaming Industry, including facts made known as a result of the federal trial of a former governor and other events surrounding the emergence of gaming in Louisiana. In addition, the renewal process has been delayed by an erroneous court ruling relating to procedures before the Board, which ruling was corrected by the Louisiana Supreme Court in Metro Riverboat Associates, Inc. v. Louisiana Gaming Control Board, et al.

                D. As a result of the extensive investigation and re-evaluation of the Horseshoe, as well as all other licensees, the Division stated in its May 13, 2002 Report on Conditional License Renewal and First Supplemental Report on Conditional License Renewal ("Report") that the facts set forth therein may indicate that the Horseshoe engaged in business practices inconsistent with the high standards of conduct required of a licensee and which created the opportunity for misconduct. The Division in its Report did not initiate a revocation proceeding to find Horseshoe or any of its owners "unsuitable," nor did the Division recommend to the Board that the Board refuse to renew the gaming license of Horseshoe or any of its owners. Rather, the Division presented facts to the Board which were deemed by the Division to be relevant to the decision of the Board to renew. Thereafter, the Division received Horseshoe's Answer and Response to Report on Conditional License Renewal and additional information and evidence provided by Horseshoe.


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                E. In its Report, the Division stated that Horseshoe had engaged in business practices that reflected conduct inconsistent with the high standards required of a licensee and which could create the opportunity for and the appearance of impropriety. Generally, the areas investigated and reported by the Division include the failure to properly document and finalize in writing business relationships, including the granting of equity interests, an inappropriately reimbursed legal expense, the procurement of products and services, including consulting agreements, record keeping and payments related thereto. The Division's investigation further determined that while the questioned business practices could have created the opportunity for impropriety, no such impropriety has been alleged to have occurred and the Report did not aver that there were any violations of criminal or civil laws. Further, the Division acknowledges that Horseshoe has been taking steps to improve past business practices and has agreed to implement additional formal procedures of the kind required of a licensee in a highly regulated industry. Those formal procedures developed by Horseshoe in concert with the Division are set forth in Exhibit A attached hereto and entitled, Horseshoe Entertainment Business Relationship Review and Disclosure Procedures.

                F. In its Report, the Division stated that in connection with voluntary established minority procurement goals, Horseshoe misreported certain minority procurement amounts. Upon being notified by the Division of the misreporting, Horseshoe immediately commenced an internal investigation to determine the cause of such misreporting. Horseshoe provided the Division with the final report of its internal


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        investigation and began implementing procedures to provide for more accurate reporting, a process that will continue in the future consistent with the policies set forth in Exhibit B.

                G. The Licensee employs approximately 2500 persons and has since commencement of operations paid compensation and provided employee benefits having a value of over $546,000,000. In addition, Licensee has paid the State of Louisiana in excess of $330,000,000 in gaming taxes and approximately $73,000,000 in sales and use tax, unemployment tax and withholdings on payroll and gaming winnings. The Licensee has paid Bossier City and Bossier Parish in excess of $103,000,000 in gaming taxes, sales and use tax and property taxes and a one-time licensing fee of $1,275,000. The Licensee also contributed to the economic development of Bossier City and the State of Louisiana in fulfillment of the statutory goals of the Riverboat Economic Development and Gaming Control Act through the utilization of Louisiana resources, goods and services in the construction and operation of the Licensee's riverboat and property.

        In consideration of the foregoing and subject to the Board's approval, Horseshoe and the Division hereby stipulate as follows to settle, compromise, remedy and resolve this matter in connection with the pending Report.

        II. Horseshoe agrees to the following terms and conditions as conditions to the license renewal of Horseshoe.


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                A. Payment to the State of Louisiana of Four Hundred Ten
        Thousand Dollars ($410,000.00) as a reasonably imposed condition for the misreporting of certain minority procurement amounts.

                B. Payment to the State of Louisiana of six million, nine hundred ninety thousand dollars ($6,990,000) as a reasonably imposed condition in connection with the Division's averments and concerns relative to Horseshoe's past business practices as outlined in paragraph IE. The amount paid includes the costs and expenses related to the license renewal investigation; however, no excess costs advanced by the licensee shall be refunded by the Division.

                C. The payments made as conditions of renewal are remedial in nature and do not constitute a fine, forfeiture or penalty.

                D. Horseshoe's payment of the above amounts shall be made within ten business days of the Board's approval of this Stipulation and the renewal of Horseshoe's license with these conditions.

                E. In addition to protective measures and business practices already in place and to insure that its business practices are consistent with the high standards of conduct required of a licensee, Horseshoe submits as its commitment to more formalized procedures those procedures set forth in Horseshoe's Business Relationship Review and Disclosure Procedures attached as Exhibit A. Within 90 days of the Board's approval of this stipulation and the renewal of the License, Horseshoe shall have fully implemented such procedures.


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                F. Horseshoe further acknowledges that the Casino Gaming
        Division of the Louisiana State Police is mandating a continuing progression to a higher standard of practices and procedures by the gaming industry to avoid any impropriety or appearance thereof. As a condition of holding a gaming license Horseshoe commits to implement those policies articulated by the Casino Gaming Division of the Louisiana State Police in Exhibit B attached hereto.

        III.    Miscellaneous.

                A. Effect of Stipulation: The approval of this Stipulation by the Board shall not constitute a finding by the Board that any violation of administrative regulations or state law occurred relating to the matters set forth in the Report, and shall not constitute an admission or acknowledgment by Horseshoe of such.

                B. Scope of Stipulation: The Division acknowledges that approval of this Stipulation by the Board and satisfaction of the conditions contained herein shall result in a full and final compromise, release and settlement as to Horseshoe, its current and former officers, directors, and employees, and their successors and assigns of all violations and any other actions, proceedings, claims for compensation, fines, penalties or other remedies which may be commenced or asserted based upon the acts, transactions or omissions relating to or similar in nature to the matters set forth in the Report and the matters subsumed within the scope of the Division's renewal investigation and the renewal proceedings as the matters pertain to Horseshoe, its owners, its current and former officers, directors, employees and their successors and assigns.


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                C. Approval Required: This proposed Stipulation is subject to the approval of the Board and will be submitted to the Board along with the financial, audit and suitability reports from the Division at the time the Board acts upon the license renewal application of Horseshoe.

                D. Effective Date of Stipulation: This Stipulation shall become effective upon approval by the Board and the renewal of Horseshoe's license as provided in the preceding paragraph.

                E. Applicable Law: This Stipulation and the terms and conditions hereof shall be controlled and interpreted under the laws of the State of Louisiana. The entering of this Stipulation shall not affect the exclusive jurisdiction of the Board over this renewal matter, including the continuing authority over the conditions imposed herein. Determination of whether the conditions imposed herein are met shall not constitute a disputed or contested matter to be heard by a hearing officer, but shall constitute a continuing part of the license renewal process.

                F. Successors and Assigns: This Stipulation shall be binding on the parties hereto, as well as their successors and assigns. The Stipulation is not, however, a third-party-beneficiary agreement, intended to provide a benefit to anyone other than


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        Horseshoe, and its officers, directors and shareholders even upon approval by the Board and renewal of the license.

This Stipulation is signed by the undersigned on the dates set forth below in Baton Rouge, Louisiana.

HORSESHOE ENTERTAINMENT,                     DEPARTMENT OF PUBLIC SAFETY AND
A LOUISIANA LIMITED PARTNERSHIP              CORRECTIONS, OFFICE OF BY LOUISIANA
by:                                          STATE POLICE, CASINO GAMING
NEW GAMING CAPITAL
PARTNERSHIP ITS GENERAL
DIVISION PARTNER,
by:  HORSESHOE GP, INC. ITS
GENERAL PARTNER



By /s/ Jack B. Binion                        By /s/ Dane K. Morgan
   --------------------------------             --------------------------------
   JACK B. BINION                               CAPT. DANE K. MORGAN
   CHIEF EXECUTIVE OFFICER                      DEPARTMENT OF PUBLIC SAFETY AND
                                                CORRECTIONS, OFFICE OF LOUISIANA
                                                POLICE, CASINO GAMING DIVISION

BY ATTORNEYS

By /s/ Dominic F. Polizzotto                 By /s/ P. Raymond Lamonica
   --------------------------------             --------------------------------
   DOMINIC F. POLIZZOTTO                        P. RAYMOND LAMONICA, ESQ.
   SENIOR VICE PRESIDENT AND                    SPECIAL ASSISTANT
   GENERAL COUNSEL                              ATTORNEY GENERAL


                                             By /s/ William J. Quinlan, Jr.
                                                --------------------------------
                                                WILLIAM J. QUINLAN, JR., ESQ.
                                                ASSISTANT ATTORNEY GENERAL
                                                DIRECTOR, GAMING DIVISION


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                                    EXHIBIT A

HORSESHOE ENTERTAINMENT'S BUSINESS RELATIONSHIP REVIEW AND DISCLOSURE PROCEDURES

A. Horseshoe Entertainment will establish a compliance committee in accordance with the following parameters:

        1. The duties of the compliance committee will include, but not be limited to the following:

                a. Systematically reviewing of all existing contracts having a value of in excess of $100,000 in a calendar year or any modification or re-negotiation of any such contract.

                b. Reviewing all new contracts or vendor relationships having a value of in excess of $100,000 in any one calendar year.

                c. Holding meetings in Louisiana not less than quarterly, meetings will be open to members of the Attorney General's office, Gaming Division and the Louisiana State Police, Casino Gaming Division (Division).

                d. Reviewing all vendor relationships for which Horseshoe Entertainment reports amount purchased from a minority or female owned enterprise.

                e. Reviewing and revising as appropriate the written procedures for obtaining quotes and bids and awarding contracts. The procedures will clearly set forth guidelines which will include prohibited transactions or procurement practices. Such written procedures will be provided to the Division for review and approval.

                f. The General Counsel will submit a compliance plan to the Division for review within 60 days of the renewal of the Horseshoe Entertainment license. The systematic review of the existing contracts will be completed within 120 days following the Division approval of the compliance plan.

        2.      The compliance committee shall be composed as follows:

                a. Committee will have not less than three individuals, one being Horseshoe Entertainment's Chief Compliance Officer.

                b. The chief compliance officer will be the primary liaison between the compliance committee and Horseshoe Gaming Holding Corp.

                c. At least one member of the compliance committee shall not be an employee of Horseshoe Entertainment or any of its parent, subsidiary, holding or affiliated companies, other than in his or her role on the compliance committee, and shall have experience in accounting or finance.

                d. At least one member of the committee will have knowledge of procurement/purchasing.


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                e.      All appointments to the compliance committee will be
                        subject to the approval of the Division and any member will complete a suitability application upon request.

        3. One of the primary goals of the compliance committee will be to increase communications with the Division by undertaking the following:

                a. The chief compliance officer will notify the Division of the date time and location of all meetings and provide the Division with the opportunity to attend such meetings.

                b. Compliance committee via the chief compliance officer will provide Division on a quarterly basis with a list of payments of $25,000 or more per quarter made by or on behalf of Horseshoe Entertainment to any entity or person.

                c. Compliance committee, along with general counsel and the chief compliance officer will be available to address concerns and answer questions of the Division.

                d. The compliance committee will address any issues/concerns raised by the Division by developing an action plan for submission to Division for approval. The action plan would identify the issue or concern, a suggested remedy and a timeline to implement the remedy following acceptance by Division.

                e. Within three (3) business days from the date the compliance committee learns of any violation of law, regulation, or these Business Relationship Review and Disclosure Procedures, the compliance committee, a member thereof, or the general counsel shall provide written notification to the Division of such violation.

B.      Independent Audit of Procedures

        1. Horseshoe Entertainment will commission an independent audit of compliance with its procurement and contracting procedures.

        2.      The auditor will be agreed upon by Division.

        3. The audit report will be delivered to the compliance committee, the Board of Directors of Horseshoe Gaming Holding Corp. and the Division.

C.      The following transactions will be prohibited:

        1. Transfer of an ownership interest in Horseshoe Entertainment without prior Board or Division approval, as appropriate.

        2. Borrowing by any equity owner, officer or senior management personnel from any Horseshoe Entertainment patron (excludes instance where patron may hold directly or indirectly any interest in Horseshoe Entertainment publicly traded bonds).

        3. Use of vendors who do not actively participate in providing the goods or services being purchased and/or who do not have a financial risk in the endeavor.


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                                    EXHIBIT B

The Casino Gaming Division of the Louisiana State Police submits to the Board for its consideration the following proposed public policy conditions for all riverboat licensees. As a component of its renewal, Horseshoe agrees that the policies are to be conditions of its license renewal, subject to any changes the Board may formally effectuate in the future.

        A. Recognition of minimal business standards regarding transfers and/or granting of equity interests in licensees (or affiliates) by requiring:

                1) that such transfer or grant be reasonably related to contributions;

                2) that such transfer agreement or grant agreement be specific and in writing;

                3) that such transfer agreement or grant agreement have reasonable mechanisms for enforcement or resolution; and

                4) that the true nature of such arrangements be fully disclosed to the Board, Division and to the public, when public filings take place.

        B. Recognition of minimal business standards regarding consulting contracts by requiring:

                1) that such contracts be reasonably specific and in writing;
                and

                2) that such contracts a) require the person to perform the reasonable services as stated in the contract, or b) allow for the modification of the contract in writing as a result of a change in circumstance, or c) allow for the termination of the contract and opportunity to seek appropriate legal relief upon a failure to provide reasonable services.


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        C. Reporting of minority procurement shall be factually accurate to accomplish the true goals of the minority procurement policies of the State of Louisiana and the Board. In addition to the requirements of LAC 42:XIII.2331, any amounts reported in connection with services or goods from each vendor shall reflect the actual services or goods provided by each vendor. Actual services or goods provided shall mean those provided based upon a rational and factual basis, taking into account customary and ordinary arms-length business practices.


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